UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240, 14a-12

EPAM Systems, Inc.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Supplemental Questions and Answers About the 2021 Annual Meeting

Date	Tuesday, June 8, 2021

Time	10:00 a.m. EDT

Place	Live audio webcast of the Annual Meeting will be available at https://web.lumiagm.com/252625499

Access	Stockholders will need the 11-digit number printed on the proxy card and a password to attend the virtual Annual Meeting. The password to attend the live audio webcast of the Annual Meeting is epam2021.

To Our Stockholders:

These Supplemental Questions and Answers About the 2021 Annual Meeting (“Supplemental Q&A”) provide additional information with respect to the EPAM Systems, Inc. (“EPAM”) 2021 Annual Meeting to be held on Tuesday, June 8, 2021 at 10:00 a.m. (the “Annual Meeting”). On April 30, 2021, EPAM filed its Proxy Statement with the Securities and Exchange Commission and commenced distribution of its proxy statement to its stockholders that same day. This Notice should be read in conjunction with the Proxy Statement.

The time, date, delivery format, or access requirements for the Annual Meeting have not changed. Rather, this Supplemental Q&A is intended to provide our stockholders with additional information to enable their full participation in the virtual meeting and facilitate significant and meaningful engagement with EPAM’s Board of Directors (“Board”).

How can I participate in the Annual Meeting?

Stockholders of record at the close of business on April 12, 2021 (the “Record Date”) are entitled to participate and vote at the Annual Meeting. Stockholders who attend the virtual Annual Meeting will be afforded the same rights and opportunities to participate as they would at our in-person annual meetings. Accordingly, our stockholders that join the audio webcast of the Annual Meeting will be able to listen, submit questions, and vote regardless of location.

How can I attend the Annual Meeting?

Due to existing and anticipated restrictions on gathering indoors during the COVID-19 pandemic, the Annual Meeting will be held in an audio webcast format that can be accessed via the following link: https://web.lumiagm.com/252625499. You will need the 11-digit number printed on the proxy card that was sent to you and a password to attend the virtual Annual Meeting. The password to attend the live audio webcast of the Annual Meeting is epam2021.

If you are a beneficial owner holding shares in “street name” through your stockbroker and you would like to attend the live webcast of the Annual Meeting, you will need to obtain the 11-digit number from the proxy card that your stockbroker forwarded to you with the other proxy materials.

Online access to the meeting will open approximately 60 minutes prior to the start of the Annual Meeting.

Will I have an opportunity to ask questions at the Annual Meeting?

Yes. You may submit a question in advance of the Annual Meeting and during the Annual Meeting by clicking on “Ask a question” at the top of the virtual Annual Meeting website. Please use the link and log-in information listed above under “How can I attend the Annual Meeting?” to join the Annual Meeting.

Following conclusion of the formal business of the Annual Meeting, questions submitted before and during the meeting will be addressed. If the question-and-answer period extends beyond the allotted time, stockholders will be provided with information to contact our Investor Relations team and ask their questions directly.

Rules of conduct and an agenda will be available on the virtual Annual Meeting website and will explain the format and procedure of the question-and-answer session. The rules of conduct will be strictly adhered to during the Annual Meeting.

What if I have difficulty joining or using the virtual Annual Meeting website?

Both our transfer agent and the operator of the virtual Annual Meeting website will check the functioning of the Annual Meeting website on the day of the Annual Meeting for any problems. Any problems that are noted will be resolved quickly.

The Annual Meeting website also has a “Help” button in the top right corner of the screen in the event that the website is not functioning properly during the Annual Meeting.

Is my vote confidential?

All votes are confidential. Your vote will not be disclosed to EPAM, except as required by law, in contested Board elections or certain other limited circumstances. No recording of the Annual Meeting is allowed, including audio and video recording.

Whether or not you expect to attend the Annual Meeting virtually, please vote your shares in one of the ways described in the Proxy Statement as promptly as possible.

By Order of the Board of Directors of

EPAM Systems, Inc.:

Edward Rockwell

Senior Vice President, General Counsel and Corporate Secretary

May 26, 2021